Exhibit 99.1

IMMEDIATE RELEASE

Graham Corporation Reports

Fiscal 2020 First Quarter Results

•	Revenue of $21 million; EPS of $0.01, adjusted EPS of $0.10

•	Raising fiscal 2020 guidance driven by near-term order outlook; Expecting 20% to 26% revenue growth and gross margin between 24% and 26%

•	Completed sale of commercial nuclear utility business, Energy Steel

•	Backlog remains strong at $117 million; Expecting fiscal 2020 book-to-bill ratio in excess of 1x

BATAVIA, NY, July 26, 2019 – Graham Corporation (NYSE: GHM), a global business that designs, manufactures and sells critical equipment for the oil refining, petrochemical and defense industries, today reported financial results for its first quarter ended June 30, 2019 (“fiscal 2020”).

Net sales in the first quarter of fiscal 2020 were $20.6 million compared with $29.6 million in the first quarter of the fiscal year ended March 31, 2019 (“fiscal 2019”). Net income in the fiscal 2020 first quarter was $0.1 million, or $0.01 per diluted share. Excluding the loss on the sale and the operating loss of the commercial nuclear utility business, adjusted net income and adjusted EPS, both of which are non-GAAP measures, for the first quarter of fiscal 2020 were $1.0 million, and $0.10, respectively. Net income and earnings per share (“EPS”) in the fiscal 2019 first quarter were $2.3 million and $0.24, respectively. Adjusted net income and adjusted EPS in the first quarter of fiscal 2019, both of which are non-GAAP measures computed on the same basis as the fiscal 2020 non-GAAP measures (i.e. excluding Energy Steel), were $2.7 million and $0.28, respectively. The Company makes important disclosures regarding its use of non-GAAP measures on the following page of this release.

James R. Lines, Graham’s President and Chief Executive Officer, commented, “Our bidding pipeline remains strong and active. We expect an improvement in order activity during the second quarter and, importantly, we anticipate a book-to-bill ratio for the full year that exceeds 1x, which we believe bodes well for our outlook beyond this year.

“Nonetheless, on a near-term basis given project mix coming out of backlog, we anticipate softer profitability in our fiscal 2020 second quarter than our first quarter. However, fiscal 2020 second half revenue and profit are expected to be stronger than the first half, as evidenced by our guidance.”

He added, “We are pleased to have completed the successful divestiture of our commercial nuclear utility business, Energy Steel, during the quarter. We expect that this transaction will be accretive to our margins and earnings going forward.”

First Quarter Fiscal 2020 Sales Summary

(See accompanying financial tables for a breakdown of sales by industry and region)

Consolidated net sales decreased by $9.0 million, primarily due to a $12.3 million reduction in sales to the refining industry, partially offset by $4.1 million of higher sales to the Company’s chemical/petrochemical market.

From a geographic perspective, U.S. sales represented 70% of consolidated sales in the fiscal 2020 first quarter compared with 46% in the first quarter of fiscal 2019. International sales were 30% of consolidated sales in the fiscal 2020 quarter, compared with 54% in the prior-year comparable period.

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

International sales decreased due to the inclusion of revenue from a large refining project in Canada in the fiscal 2019 quarter.

Fluctuations in Graham’s sales among geographic locations and industries can vary measurably from quarter-to-quarter based on the timing and magnitude of projects. Graham does not believe that such quarter-to-quarter fluctuations are indicative of business trends, which it believes are more apparent on a trailing twelve month basis.

First Quarter Fiscal 2020 Operating Performance Review

($ in millions except per share data)	Q1 FY20	Q1 FY19	Change
Net sales	$20.6	$29.6	$(9.0)
Gross profit	$4.7	$7.1	$(2.4)
Gross margin	22.9%	24.2%
Operating (loss) profit	$(0.4)	$2.5	$(2.9)
Operating margin	(1.8%)	8.6%
Net income	$0.1	$2.3	$(2.2)
Diluted EPS	$0.01	$0.24	$(0.23)

Non-GAAP financial measures:
Adjusted operating profit	$0.7	$3.0	$(2.3)
Adjusted operating margin	3.8%	11.4%
Adjusted net income	$1.0	$2.7	$(1.7)
Adjusted diluted EPS	$0.10	$0.28	$(0.18)
Adjusted EBITDA	$1.3	$3.8	$(2.5)
Adjusted EBITDA margin	6.8%	14.2%

Refer to pages 9 and 10 of this press release for reconciliations to non-GAAP financial measures.

Graham believes that, when used in conjunction with measures prepared in accordance with GAAP, adjusted operating profit, adjusted operating margin (adjusted operating profit as a percentage of sales), adjusted net income, adjusted diluted EPS, adjusted EBITDA (defined as consolidated net income before net interest income, income taxes, depreciation and amortization, and the operating loss and loss on the sale of the commercial nuclear utility business) and adjusted EBITDA margin (adjusted EBITDA as a percentage of sales), which are non-GAAP measures, help in the understanding of its operating performance. Moreover, Graham’s credit facility also contains ratios based on EBITDA. See the attached tables for additional important disclosures regarding Graham’s use of adjusted operating profit, adjusted operating margin, adjusted net income, adjusted diluted EPS, adjusted EBITDA and adjusted EBITDA margin as well as reconciliations of operating (loss) profit to adjusted operating profit and reconciliations of net income to adjusted net income and adjusted EBITDA.

Given ongoing challenges in the nuclear industry, which challenges we believe are amplified for relatively small market participants, during the fourth quarter of fiscal 2019 the Company decided to divest its commercial nuclear utility business. This business was sold during the first quarter of fiscal 2020. Results of this business during the first quarter of fiscal 2020 as well as the loss on sale, included sales of $1.3 million, an operating loss of $1.1 million and a net loss of $0.9 million. During

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

the first quarter of fiscal 2019, results of this business included sales of $2.9 million, an operating loss of $0.5 million and a net loss of $0.4 million.

Overall, adjusted net income and adjusted EBITDA were unfavorably impacted by lower sales compared with the prior-year first quarter. The measures calculated to exclude Energy Steel are not prepared in accordance with GAAP. The Company makes important disclosures regarding its use of non-GAAP measures above.

First quarter fiscal 2020 gross profit and margin were unfavorably impacted by lower sales. Excluding the commercial nuclear utility business, gross margin was 24% and 26% for the first quarters of fiscal 2020 and fiscal 2019, respectively.

Selling, general and administrative (“SG&A”) expenses were $4.6 million in the first quarters of both fiscal 2020 and 2019. SG&A as a percent of sales was approximately 22% and 16% in the first quarters of fiscal 2020 and fiscal 2019, respectively.

During the first quarters of both fiscal 2020 and fiscal 2019, Graham had an effective tax rate of 23%.

Balance Sheet Remains Strong

Cash, cash equivalents and investments at June 30, 2019 were $72.6 million, down from $77.8 million at March 31, 2019.

Cash used by operations in the first quarter of fiscal 2020 was $4.8 million, compared with nominal cash provided in the prior-year quarter. The decrease was primarily the result of lower net income and the timing of changes in working capital.

Capital expenditures were $0.3 million in the first quarter of fiscal 2020 compared with $0.2 million in the first quarter of fiscal 2019. The Company continues to expect capital expenditures for fiscal 2020 to be between $2.5 million and $2.8 million, the majority of which are expected to be used for productivity enhancements.

Dividend payments were $1.0 million and $0.9 million in the first quarter of fiscal 2020 and fiscal 2019, respectively.

Graham had neither borrowings under its credit facility, nor any long-term debt outstanding, at June 30, 2019.

Backlog and Orders Impacted by Timing

Backlog at the end of the first quarter of fiscal 2020 was $117.2 million, down from the near record level of $132.1 million at the end of the trailing quarter. The decrease includes $9.8 million of backlog for the Company’s commercial nuclear utility business which was sold during the quarter.

The Company believes that its backlog mix by industry highlights the success of its diversification strategy to increase sales to the U.S. Navy. Backlog by industry at June 30, 2019 was approximately:

•	54% for U.S. Navy projects

•	21% for refinery projects

•	21% for chemical/petrochemical projects

•	4% for power projects and other industrial applications

The expected timing for the Company’s backlog to convert to sales is as follows:

•	Within next 12 months: 55% to 60%

•	Within 12 to 24 months: 10% to 15%

•	Beyond 24 months: 25% to 35%

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Orders were $15.1 million in the first quarter of fiscal 2020, a decrease of $6.9 million from the prior-year first quarter, impacted by timing. In the fiscal 2020 first quarter, orders from U.S. customers were $11.2 million, or 74% of total orders, and orders from international markets were $3.9 million, or 26%. This compares with 89% from the U.S. and 11% from international markets in the first quarter of fiscal 2019.

Graham expects that the balance between domestic and international orders, as well as orders by industry, will continue to be variable between quarters.

Raising FY 2020 Guidance

Driven by its near-term order outlook, Graham is raising its fiscal 2020 guidance, as follows:

•

Revenue anticipated to be between $100 million and $105 million, excluding the divested commercial nuclear utility business. For fiscal 2019, consolidated revenue excluding that business was $83.5 million.

•	Gross margin expectations increased to between 24% and 26%

•	SG&A expense expected to be between $17 million and $18 million

•	Effective tax rate anticipated to be approximately 20%

Mr. Lines concluded, “Despite a weak start to our fiscal year, the activity in our bidding pipeline demonstrates what we believe are ongoing signs of recovery in the energy cycle as well as increased demand in our naval market. Accordingly, we are confident with our increased fiscal 2020 expectation of 20% to 26% revenue growth for our ongoing business. We also continue to be very active in the pursuit of complementary strategic opportunities.”

Webcast and Conference Call

Graham’s management will host a conference call and live webcast today at 11:00 a.m. Eastern Time to review its financial condition and operating results for the first quarter of fiscal 2020, as well as its strategy and outlook. The review will be accompanied by a slide presentation which will be made available immediately prior to the conference call on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.” A question-and-answer session will follow the formal presentation.

Graham’s conference call can be accessed by calling (201) 689-8560. Alternatively, the webcast can be monitored on Graham’s website at www.graham-mfg.com under the heading “Investor Relations.”

A telephonic replay will be available from 2:00 p.m. ET today through Friday, August 2, 2019. To listen to the archived call, dial (412) 317-6671 and enter conference ID number 13691913. A transcript of the call will be placed on Graham’s website, once available.

ABOUT GRAHAM CORPORATION

Graham is a global business that designs, manufactures and sells critical equipment for the energy, defense and chemical/petrochemical industries. Energy markets include oil refining, cogeneration, and alternative power. For the defense industry, the Company’s equipment is used in nuclear propulsion power systems for the U.S. Navy. Graham’s global brand is built upon world-renowned engineering expertise in vacuum and heat transfer technology, responsive and flexible service and unsurpassed quality. Graham designs and manufactures custom-engineered ejectors, vacuum pumping systems, surface condensers and vacuum systems. Graham’s equipment can also be found in other diverse applications such as metal refining, pulp and paper processing, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning. Graham’s reach spans the globe and its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East.

Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “confidence,” “projects,” “typically,” “outlook,” “anticipates,” “believes,” “appears,” “could,” “opportunities,” “seeking,” “plans,” “aim,” “pursuit,” “look towards” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, expected expansion and growth opportunities within its domestic and international markets, anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, tax rates, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, the effect on its business of volatility in commodities prices, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, its acquisition and growth strategy and its operations in China and other international locations, are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual Report filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:
Jeffrey F. Glajch	Deborah K. Pawlowski / Karen L. Howard
Vice President – Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908 / (716) 843-3942
jglajch@graham-mfg.com	dpawlowski@keiadvisors.com / khoward@keiadvisors.com

FINANCIAL TABLES FOLLOW.

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Consolidated Statements of Income - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended
	June 30,
	2019	2018	% Change
Net sales	$20,593	$29,551	(30%)
Cost of products sold	15,879	22,409	(29%)

Gross profit	4,714	7,142	(34%)
Gross margin	22.9%	24.2%
Other expenses and income:
Selling, general and administrative	4,556	4,551	0%
Selling, general and administrative – amortization	11	59	(81%)
Other expense	523	—	NA

Operating (loss) profit	(376)	2,532	NA

Operating margin	(1.8%)	8.6%

Other income	(87)	(206)	(58%)
Interest income	(399)	(289)	38%
Interest expense	3	2	50%

Income before provision for income taxes	107	3,025	(96%)
Provision for income taxes	25	702	(96%)

Net income	$82	$2,323	(96%)

Per share data:
Basic:
Net income	$0.01	$0.24	(96%)

Diluted:
Net income	$0.01	$0.24	(96%)

Weighted average common shares outstanding:
Basic	9,855	9,790
Diluted	9,858	9,804

Dividends declared per share	$0.10	$0.09

N/A: Not Applicable

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Consolidated Balance Sheets - Unaudited

(Amounts in thousands, except per share data)

	June 30,	March 31,
	2019	2019
Assets
Current assets:
Cash and cash equivalents	$13,768	$15,021
Investments	58,789	62,732
Trade accounts receivable, net of allowances ($41 and $33 at June 30 and March 31, 2019, respectively)	14,417	17,582
Unbilled revenue	9,845	7,522
Inventories	24,092	24,670
Prepaid expenses and other current assets	1,456	1,333
Income taxes receivable	1,260	1,073
Assets held for sale	—	4,850

Total current assets	123,627	134,783
Property, plant and equipment, net	16,836	17,071
Prepaid pension asset	4,485	4,267
Operating lease assets	271	—
Other assets	112	149

Total assets	$145,331	$156,270

Liabilities and stockholders’ equity
Current liabilities:
Current portion of capital lease obligations	$51	$51
Accounts payable	6,797	12,405
Accrued compensation	4,660	5,126
Accrued expenses and other current liabilities	2,382	2,933
Customer deposits	30,556	30,847
Operating lease liabilities	99	—
Liabilities held for sale	—	3,525

Total current liabilities	44,545	54,887
Capital lease obligations	85	95
Operating lease liabilities	167	—
Deferred income tax liability	1,297	1,056
Accrued pension liability	684	662
Accrued postretirement benefits	608	604

Total liabilities	47,386	57,304

Stockholders’ equity:
Preferred stock, $1.00 par value, 500 shares authorized................	—	—
Common stock, $.10 par value, 25,500 shares authorized, 10,699 and 10,650 shares issued and 9,881 and 9,843 shares outstanding at June 30 and March 31, 2019, respectively outstanding at June 30 and March 31, 2019, respectively	1,070	1,065
Capital in excess of par value	25,360	25,277
Retained earnings	92,861	93,847
Accumulated other comprehensive loss	(8,726)	(8,833)
Treasury stock (818 and 807 shares at June 30 and March 31, 2019, respectively)	(12,620)	(12,390)

Total stockholders’ equity	97,945	98,966

Total liabilities and stockholders’ equity	$145,331	$156,270

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Consolidated Statements of Cash Flows - Unaudited

(Amounts in thousands)

	Three Months Ended
	June 30,
	2019	2018
Operating activities:
Net income	$82	$2,323
Adjustments to reconcile net income to net cash (used) provided by operating activities:
Depreciation	490	490
Amortization	11	59
Amortization of unrecognized prior service cost and actuarial losses	249	219
Equity-based compensation expense	88	260
Loss on disposal or sale of property, plant and equipment	—	31
Loss on sale of Energy Steel	87	—
Deferred income taxes	202	201
(Increase) decrease in operating assets:
Accounts receivable	3,088	5,543
Unbilled revenue	(2,323)	(6,539)
Inventories	552	5,150
Prepaid expenses and other current and non-current assets	(166)	(451)
Income taxes receivable	(187)	485
Operating lease assets	105	—
Prepaid pension asset	(218)	(288)
Increase (decrease) in operating liabilities:
Accounts payable	(5,565)	(7,122)
Accrued compensation, accrued expenses and other current and non-current liabilities	(1,005)	322
Customer deposits	(242)	(643)
Operating lease liabilities	(27)	—
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	26	28

Net cash (used) provided by operating activities	(4,753)	68

Investing activities:
Purchase of property, plant and equipment	(294)	(163)
Proceeds from the sale of Energy Steel & Supply Co	602	—
Purchase of investments	(28,651)	(55,611)
Redemption of investments at maturity	32,595	33,023

Net cash provided (used) by investing activities	4,252	(22,751)

Financing activities:
Principal repayments on capital lease obligations	(10)	(26)
Issuance of common stock	—	102
Dividends paid	(988)	(885)
Purchase of treasury stock	(230)	(146)

Net cash used by financing activities	(1,228)	(955)

Effect of exchange rate changes on cash	(76)	(141)

Net decrease in cash and cash equivalents, including cash classified within current assets held for sale	(1,805)	(23,779)
Plus: Net decrease in cash classified within current assets held for sale	552	—

Net decrease in cash and cash equivalents	(1,253)	(23,779)
Cash and cash equivalents at beginning of period	15,021	40,456

Cash and cash equivalents at end of period	$13,768	$16,677

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Adjusted Net Income Reconciliation - Unaudited

(Amounts in thousands, except per share data)

	Three Months Ended
	June 30,
	2019		2018
		Per Diluted Share		Per Diluted Share
Net income	$82	$0.01	$2,323	$0.24
+ Loss on sale of commercial nuclear utility business	87	0.01	—	—
+ Operating loss of commercial nuclear utility business	1,016	0.10	498	0.05
- Tax effect of above	(203)	(0.02)	(99)	(0.01)

Adjusted net income	$982	$0.10	$2,722	$0.28

Non-GAAP Financial Measure:

Adjusted net income is defined as GAAP net income excluding the operating loss and loss on the sale of the commercial nuclear utility business. Adjusted net income is not a measure determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted net income is important for investors and other readers of Graham’s financial statements, as it is used as an analytical indicator by Graham’s management to better understand operating performance. Because adjusted net income is a non-GAAP measure and is thus susceptible to varying calculations, adjusted net income, as presented, may not be directly comparable to other similarly titled measures used by other companies.

Graham Corporation

First Quarter Fiscal 2020

Adjusted Operating Profit Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended
	March 31,
	2019	2018
Operating (loss) profit	$(376)	$2,532
+ Loss on sale of commercial nuclear utility business	87	—
+ Operating loss of commercial nuclear utility business	1,016	498

Adjusted operating profit	$727	$3,030

Adjusted operating margin %	3.8%	11.4%

Non-GAAP Financial Measure:

Adjusted operating profit is defined as consolidated operating profit before the operating loss and loss on the sale of the commercial nuclear utility business. Adjusted operating margin is Adjusted operating profit divided by sales. Adjusted operating profit and Adjusted operating margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as Adjusted operating profit and Adjusted operating margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Because Adjusted operating profit and Adjusted operating margin are non-GAAP measures and are thus susceptible to varying calculations, Adjusted operating profit and Adjusted operating margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Adjusted EBITDA Reconciliation - Unaudited

(Amounts in thousands)

	Three Months Ended
	June 30,
	2019	2018
Net income	$82	$2,323
+ Net interest income	(396)	(287)
+ Income taxes	25	702
+ Depreciation & amortization	501	549
+ Loss on sale of commercial nuclear utility business	87	—
+ Operating loss of commercial nuclear utility business	1,016	498

Adjusted EBITDA	$1,315	$3,785

Adjusted EBITDA margin %	6.8%	14.2%

Non-GAAP Financial Measure:

Adjusted EBITDA is defined as consolidated net income before interest expense and income, income taxes, depreciation and amortization, and the operating loss and loss on the sale of the commercial nuclear utility business. Adjusted EBITDA margin is adjusted EBITDA divided by sales. Adjusted EBITDA and adjusted EBITDA margin are not measures determined in accordance with generally accepted accounting principles in the United States, commonly known as GAAP. Nevertheless, Graham believes that providing non-GAAP information such as adjusted EBITDA and adjusted EBITDA margin are important for investors and other readers of Graham’s financial statements, as they are used as analytical indicators by Graham’s management to better understand operating performance. Graham’s credit facility also contains ratios based on EBITDA. Because adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures and are thus susceptible to varying calculations, adjusted EBITDA and adjusted EBITDA margin, as presented, may not be directly comparable to other similarly titled measures used by other companies.

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Additional Information - Unaudited

ORDER & BACKLOG TREND

($ in millions)

	Q119	Q219	Q319	Q419	FY2019	Q120
	Total	Total	Total	Total	Total	Total
Orders	$22.0	$34.4	$23.2	$21.6	$101.2	$15.1

Backlog	$114.9	$127.8	$133.7	$132.1	$132.1	$117.2

SALES BY INDUSTRY FY 2020

($ in millions)

	Q1	% of
FY 2020	6/30/19	Total
Refining	$7.5	36%
Chemical/ Petrochemical	$7.1	35%
Power	$1.4	7%
Other Commercial, Industrial and Defense	$4.6	22%

Total	$20.6

SALES BY INDUSTRY FY 2019

($ in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2019	% of
FY 2019	6/30/18	Total	9/30/18	Total	12/31/18	Total	3/31/19	Total		Total
Refining	$19.8	67%	$9.7	45%	$6.6	39%	$9.6	41%	$45.6	50%
Chemical/ Petrochemical	$3.0	10%	$3.8	18%	$2.9	17%	$7.4	31%	$17.1	18%
Power	$3.1	10%	$2.1	10%	$2.7	15%	$2.0	8%	$9.9	11%
Other Commercial, Industrial and Defense	$3.7	13%	$5.8	27%	$5.0	29%	$4.6	20%	$19.1	21%

Total	$29.6		$21.4		$17.2		$23.6		$91.8

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Graham Corporation Reports Fiscal 2019 First Quarter

July 26, 2019

Graham Corporation

First Quarter Fiscal 2020

Additional Information - Unaudited

(Continued)

SALES BY REGION FY 2020

($ in millions)

	Q1	% of
FY 2020	6/30/19	Total
United States	$14.4	70%
Middle East	$0.8	4%
Asia	$3.2	16%
Other	$2.2	10%

Total	$20.6

SALES BY REGION FY 2019

($ in millions)

	Q1	% of	Q2	% of	Q3	% of	Q4	% of	FY2019	% of
FY 2019	6/30/18	Total	9/30/18	Total	12/31/18	Total	3/31/19	Total		Total
United States	$13.5	46%	$15.0	70%	$14.3	83%	$16.6	70%	$59.4	65%
Middle East	$0.4	1%	$0.5	2%	$0.8	5%	$0.9	4%	$2.6	3%
Asia	$2.7	9%	$1.9	9%	$1.0	6%	$4.7	20%	$10.2	11%
Other	$13.0	44%	$4.0	19%	$1.1	7%	$1.4	6%	$19.6	21%

Total	$29.6		$21.4		$17.2		$23.6		$91.8

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